UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2014

CANNABIS KINETICS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-179390	99-0372219
(Commission File Number)	(IRS Employer Identification No.)

3240 W 71st Ave, Unit 5
Westminster CO 80030
 (Address of Principal Executive Offices, Zip Code)

(720)-319-5602
 (Registrant's Telephone Number, Including Area Code)

________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On June 10, 2014, Cannabis Kinetics Corp, (the “Company”) filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) designating 750,000 shares of the Company’s authorized preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Stock”). A summary of the material provisions of the Certificate of Designation governing the Series B Stock is as follows:

Conversion
The Series B Stock is convertible at any time at the option of the holder into shares of common stock at a conversion ratio of 6 shares of common stock for each share of Series B Stock, subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar transactions and in the case of a business combination, including a merger, share exchange or consolidation of the Company with any other company or entity or the sale or other disposition of the Company’s assets.

Dividends
Dividends accrue on each share of Series B Stock, at the rate of 4% per annum of the price paid by the holder for each Series B Stock, or $12 per share. Dividends shall be payable in cash on an annual basis. Until November 30, 2016, the Company has the right to pay the dividend in additional shares of Series B Stock. No dividends may be paid on shares of the common stock or any other equity securities of the Company which are junior in rights and liquidation preference to the Series B Stock until all accrued dividends on the Series B Preferred Stock have been paid.

Liquidation Preference
The Series B Stock has a liquidation preference of $12.00. No distribution shall be made to holders of shares of capital stock ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding-up of the Company, unless the holders of shares of Series B Stock have received an amount per share equal to $12.00 plus any accrued or declared and unpaid dividends.

Voting
A holder of Series B Stock shall be entitled to the number of votes per share equal to the number of shares of common stock into which such Series B Stock is convertible. The holders of Series B Stock shall vote on an as converted basis together with the holders of common stock as a single class on all matters presented to stockholders.

For so long as any shares of Series B Preferred Stock shall remain outstanding, the Company shall not, among others, (i) issue any debt, other than ordinary course working capital facilities, and certain ordinary course debt in connection with the acquisition of inventory, property, plant and/or equipment, (ii) the authorization of any other class or series of capital stock, in any case, ranking senior to the Series B Preferred Stock in any respect (including, without limitation, as to preferences upon liquidation, dissolution, winding up of the Company or upon a business combination or redemption or dividend rights, or with any special voting rights), other than the Series A Preferred Stock and Series C Convertible Preferred Stock which is contemplated; (iii) the issuance of any other class or series of capital stock ranking in parity with the Series B Preferred Stock, other than the Series A Preferred Stock and Series C Convertible Preferred Stock; or (iv) pay any dividend, except dividends payable in shares of common stock and in accordance with the terms of the Series A Preferred Stock and Series C Preferred Stock. The forgoing sentence shall not apply to the issuance of any securities in connection with the establishment of joint ventures or similar arrangements with strategic partners.

Any amendment to the Certificate of Designation requires the consent of the holders of at least two-thirds of the shares of Series B Stock then outstanding.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirely by reference to the Certificate of Designation which is filed as Exhibit 3.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS KINETICS CORP.

Date: June 12, 2014	By:	/s/ Eric Hagen
	Name:	Eric Hagen
	Title:	President and Chief Executive Officer